Exhibit 99.1
For Immediate Release
Executive Contact:
Robert C. Atkinson
Vice President
Investor Relations
Chico’s FAS, Inc.
(239) 274-4199
Chico’s FAS Announces Expense Reduction Actions
And Non-Cash Impairment Charges
     Fort Myers, FL - January 29, 2009 - Chico’s FAS, Inc. (NYSE: CHS) announced today additional expense reduction programs that will include the elimination of approximately 180 positions, or approximately 11% of the headquarters employee base. This workforce reduction is expected to reduce payroll and related benefit expenses for the Company by approximately $15 million over the next twelve months. This event now increases the Company’s targeted expense savings goal for 2009 from $25 million to a range of $35 to $40 million. The Company also said it would recognize in its fiscal fourth quarter 2008 financial results, certain non-cash impairment charges net of tax benefit, based upon unaudited, preliminary year end estimates that are anticipated to be in the range of $11.0 million to $14.0 million related to goodwill and $7.0 million to $9.0 million covering certain underperforming stores.
     “Chico’s FAS has tremendous potential and a bright future, but like the rest of our industry, faces the challenges of one of the toughest economic environments in recent retailing history,” said David Dyer, President and Chief Executive Officer. “Accordingly, it is more critical than ever for us to operate as efficiently as possible, while taking every measure to preserve and build upon the great customer loyalty our brands enjoy and the ability to implement fresh ideas and new product offerings that will help us improve performance. As difficult as these actions are, we believe that with our three strong brands, our continuing efforts to enhance the fashion content we offer our customers coupled with the strength of our balance sheet, will enable us to emerge from this difficult period well positioned for growth and capable of delivering increased shareholder value.”
     In connection with these workforce reductions, which were accomplished today, the Company will record an after-tax charge of approximately $2.9 million in its fourth quarter ending January 31, 2009 to cover personnel separation costs. This amount coupled with the CEO separation agreement, previously disclosed on January 8, 2009, brings the total separation costs to be recorded in the fourth quarter to approximately $6.3 million, net of tax benefit.
     The non-cash impairment charges are primarily a result of the Company’s analysis of goodwill associated with the 2007 acquisition of twelve Minnesota franchise stores, while the impairment charge on underperforming stores results from the Company’s ongoing analysis of historical and projected individual store performance. The conclusion of this analysis may result in the eventual closing of as many as 25 stores.

The Company is a specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 1,076 women’s specialty stores, including stores in 49 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market and Soma Intimates names. The Company has 619 Chico’s front-line stores, 41 Chico’s outlet stores, 328 White House | Black Market front-line stores, 17 White House | Black Market outlet stores, 70 Soma Intimates front-line stores and 1 Soma Intimates outlet store.
Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information, please call (877) 424-4267 to listen to the Company’s monthly sales information and investor relations line
Additional investor information on Chico’s FAS, Inc. including a presentation summarizing the Company’s recent financial results is available on the Company’s website at http://www.chicosfas.com